Exhibit 10.8

FOURTH AMENDMENT TO LEASE AND EXPANSION AGREEMENT

This Fourth Amendment to Lease and Expansion Agreement (“Fourth Amendment”) is effective as of the 19th day of October, 2021 (the “Effective Date”) and is made by and between Kraus-Anderson, Incorporated, a Minnesota corporation (“Landlord”) and Imricor Medical Systems, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.           Landlord is currently leasing to Tenant and Tenant is leasing from Landlord approximately 12,650 square feet of space designated as Suites 400-404 and 408 in the Gateway Business Park III office building, as shown crosshatched on Exhibit A to this Fourth Amendment (the “Existing Leased Premises”) located at 400 Gateway Boulevard, Burnsville, Minnesota 55337 (the “Building”) pursuant to written Lease Agreement dated May 15, 2007 as amended by First Amendment to Lease Agreement dated March 23, 2009, by Second Amendment to Lease Agreement dated October 18, 2012 and by Third Amendment to Lease Agreement dated June 14, 2019 (collectively, the “Lease”).

B.           Landlord and Tenant desire to amend the Lease to (i) extend the term of the Lease, (ii) increase the size of the Existing Leased Premises by adding thereto approximately 2,465 square feet of leaseable floor space designated as Suite 406 in the Building as shown on the attached Exhibit A (the “Expansion Premises”), and (iii) amend certain other provisions of the Lease as stated herein.

NOW THEREFORE, in consideration of mutual agreements contained herein and other good and valuable consideration paid, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed that the Lease shall be and hereby is amended as follows:

1.           Definitions: Any term or phrase with an initial capitalized letter shall have the meaning given it by this Fourth Amendment, or if not so defined, shall have the meaning given it by the Lease.

2.           Extended Term: The term of the Lease is hereby extended for an additional period of five (5) years starting on the Expansion Date, as defined in Section 3 of this Fourth Amendment and ending on the last day of the sixtieth (60th) consecutive full calendar month after the Expansion Date (the “Extended Term”).

3.           Expansion Premises: Landlord shall continue to lease to Tenant and Tenant shall continue to lease from Landlord the Existing Leased Premises, in accordance with the terms of the Lease. Beginning on the earlier of (a) the date that is thirty (30) days after the date Landlord delivers possession of the Expansion Premises to Tenant, or (b) the date the Tenant begins operating its business in the Expansion Premises (the “Expansion Date”) and continuing through the expiration date of the Extended Term, Landlord hereby also leases to Tenant and Tenant hereby leases from Landlord the Expansion Premises. Except as otherwise specifically provided in this Fourth Amendment, Tenant’s lease of the Expansion Premises shall be upon the same terms and conditions as set forth in the Lease and, from and after the Expansion Date, the term “Leased Premises” shall be defined to mean the Existing Leased Premises together with the Expansion Premises, and the Leased Premises shall thereafter contain approximately 15,115 square feet of space.

4.           Clarification: Landlord and Tenant hereby acknowledge and agree that the Existing Leased Premises was previously defined in both the Second Amendment to Lease Agreement dated October 18, 2012 and in the Third Amendment to Lease Agreement dated June 14, 2019 as Suites 301-303 and 305. Subsequently, the suites numbers assigned to the Existing Leased Premises were changed to 400-404 and 408 and those numbers now correctly correspond to the Existing Lease Premises.

5.           Base Rent: Tenant shall continue to pay Base Rent for the Existing Leased Premises as provided in the Lease until the Expansion Date. Beginning on the Expansion Date and continuing through the expiration date of the Extended Term, Tenant shall pay Landlord annual Base Rent for the Existing Leased Premises as follows:

Extended Term	Monthly	Annually
Year 1	$9,487.50	$113,850.00
Year 2	$9,487.50	$113,850.00
Year 3	$9,772.12	$117,265.50
Year 4	$10,067.29	$120,807.50
Year 5	$10,373.00	$124,476.00

Beginning on the Expansion Date and continuing through the expiration date of the Extended Term, Tenant shall also pay Landlord annual Base Rent for the Expansion Premises as follows:

Extended Term	Monthly	Annually
Year 1	$0.00	$0.00
Year 2	$1,848.75	$22,185.00
Year 3	$1,904.21	$22,850.55
Year 4	$1,961.34	$23,536.07
Year 5	$2,020.18	$24,242.15

For purposes of this Fourth Amendment, Extended Term Year 1 shall commence on the Expansion Date and end on the last day of the twelfth (12) consecutive full month after the Expansion Date. Each subsequent “Extended Term Year” shall consist of twelve (12) consecutive full calendar months, commencing on the first day of the first full calendar month immediately following the last day of the previous “Extended Term Year”.

6.           Additional Rent: Tenant shall continue to pay Additional Rent for the Existing Leased Premises as provided in the Lease. From and after the Expansion Date, Tenant’s proportionate share of such Additional Rent (i.e., operating costs, real estate taxes, insurance, utilities and all other charges, costs and expenses that are due and payable under the Lease) shall be based upon the total number of square feet in the Leased Premises being 15,115 square feet.

7.           Utilities: From and after the date possession of the Expansion Premises is tendered to Tenant, Tenant shall be responsible for paying the cost of all utility services provided to the Expansion Premises in addition to the Existing Leased Premises.

8.           Expansion Premises Improvements:

(a)    Tenant’s Work. Tenant agrees to accept the Expansion Premises in “AS-IS” condition and agrees to be responsible for any and all costs for leasehold improvements (subject to Landlord’s payment of the Improvement Allowance set forth in Section 8d below) in the Leased and Expansion Premises. All construction shall meet fire and safety standards and all other city codes. From the date Landlord delivers possession of the Expansion Premises to Tenant until the Expansion Date (the “Construction Period”), Tenant shall have the right to use and occupy the Expansion Premises for purposes of constructing improvements to the Expansion Premises so that Tenant may use the Expansion Premises for Tenant’s intended use pursuant to the Lease (“Tenant’s Work”). Tenant’s use and occupancy of the Expansion Premises during the Construction Period shall be governed by all the terms and conditions of the Lease, including, but not limited to, the payment by Tenant of all charges for utility service furnished to the Expansion Premises; provided, however, that Tenant shall not owe or pay Landlord any sums for Base Rent or real estate taxes, insurance, or operating costs associated with the Expansion Premises during the Construction Period. Tenant shall, however, continue to pay Base Rent and Additional Rent for the Existing Leased Premises during the Construction Period.

(b)    Plans. Tenant shall, at its sole cost and expense, have plans and specifications for Tenant’s Work (“Tenant’s Plans”) prepared and delivered to Landlord no later than sixty (60) days after the Effective Date. Landlord makes no representation or warranty regarding the accuracy or completeness of any plans, drawings, specifications or surveys of the Leased Premises or the building in which the Expansion Premises is located that Landlord provides to Tenant and Tenant waives any claim for damages, costs or expenses it may incur as a result of any inaccuracies or errors in such plans, drawings, specifications or surveys. Landlord shall have ten (10) days after receipt of Tenant’s Plans to review Tenant’s Plans and make written comments thereto. If Landlord does not give written comments to Tenant within the 10 day period, Landlord shall be deemed to have approved Tenant’s Plans. Upon receipt of Landlord’s written comments, Landlord and Tenant shall meet and negotiate in good faith to address said comments. If the parties are unable to resolve Landlord’s comments to Landlord’s satisfaction within 15 business days after the date of Landlord’s written comments, either party may terminate this Fourth Amendment by giving written notice to the other party. Upon Landlord’s approval of Tenant’s Plans, Tenant shall proceed to obtain all necessary governmental approvals and permits for Tenant’s Work, and Landlord shall provide all consent(s) that may be required for Tenant to obtain the governmental approvals and permits for Tenant’s Work as approved in Tenant’s Plans; provided, however, that Landlord shall not be required to pay any additional costs in connection with providing such consent(s). Tenant shall not materially deviate from Tenant’s Plans in the performance of the Tenant’s Work, except as authorized by Landlord in writing. Landlord’s approval of Tenant’s Plans shall not be deemed an acceptance or approval of any item that is in violation of any applicable governmental regulations or the restrictions and shall not be a representation of compliance. Tenant shall complete all of Tenant’s Work in a good and workmanlike manner and in compliance with all applicable laws, statutes, and codes and in accordance with Landlord approved Tenant’s Plans. Tenant shall be solely responsible for obtaining a building permit from the City of Burnsville for the Expansion Premises, shall pay all costs in connection therewith and will provide a copy to Landlord within three (3) days after the same are issued. Prior to commencing Tenant’s Work, Tenant shall allow Landlord to post a written notice in a conspicuous place within or near the Expansion Premises informing persons doing work or otherwise contributing to the improvement of the Expansion Premises that the improvements are not being made at Landlord’s instance and that Landlord is not responsible for any liens filed in connection with such work nor shall Landlord’s interest in the property be subject to any such lien. Tenant shall pay Landlord a fine of $100.00 if the written notice is removed from its place of posting by Tenant or Tenant’s employees, agents or contractors.

(c)    Delivery of Expansion Premises. Landlord shall deliver possession of the Expansion Premises to Tenant on the date that is three (3) business days after the date Landlord recovers possession of the Expansion Premises from the tenant who currently occupies the Expansion Premises. Landlord shall use commercially reasonable efforts to obtain possession of the Expansion Premises from the current tenant as soon as reasonably possible. If Landlord has not been successful in recovering possession of the Expansion Premises by the date that is one hundred fifty (150) days after the Effective Date, either Landlord or Tenant may terminate this Fourth Amendment and the parties shall be restored to the rights and obligations under the Lease as they existed prior to execution of this Fourth Amendment.

(d)    Improvement Allowance. Landlord and Tenant agree that the terms and conditions of Section 5 of the Third Amendment to Lease Agreement dated June 14, 2019 entitled “Improvement Allowance” remain in full force and effect and the Improvement Allowance defined therein shall be paid by Landlord to Tenant as reimbursement for all or a part of the costs of Tenant’s Work in the Leased and/or Expansion Premises upon satisfaction of all of the conditions stated therein.

(e)    Landlord’s Work. Landlord shall, at Landlord’s sole cost, replace the two (2) existing exterior door assemblies to the Existing Leased Premises as soon as reasonably possible after full execution of this Fourth Amendment.

9.           Removal of Early Termination Right: Section 6 of the Third Amendment to Lease Agreement dated June 14, 2019, entitled “Early Termination” is hereby deleted in its entirety and shall be of no further force or effect. Tenant acknowledges and agrees that Tenant shall have no further right to terminate the Lease under Section 6 of the Third Amendment.

10.          Right of First Refusal to Lease: Subject to and in accordance with the terms and conditions set forth in this Section, Landlord hereby grants Tenant a one-time right of first refusal to Lease Suites 410, 414 and 416. This right of first refusal shall be exercised as follows:

(a)    Suite 410. During the term of this Lease, if Landlord receives an offer to lease Suite 410 (“410 Offer”) from a third party (“Prospect”) that is acceptable to Landlord, Landlord shall give Tenant written notice of Landlord’s receipt of the 410 Offer (“Landlord’s Notice”) and the relevant terms and conditions of the 410 Offer. If Tenant elects to exercise its right of first refusal, Tenant must give Landlord written notice of such election within six (6) business days after Tenant’s receipt of Landlord’s Notice. If Tenant fails to give written notice of Tenant’s exercise of its right to lease within said six (6) business day period, Tenant’s rights under this Section shall lapse with respect to Suite 410 and Landlord shall thereafter have the right to accept the 410 Offer and lease Suite 410 to the Prospect, without any further notice to or consent or act of Tenant.

(b)    Suite 414. During the term of this Lease, if Landlord receives an offer to lease Suite 414 (“414 Offer”) from a third party (“Prospect”) that is acceptable to Landlord, Landlord shall give Tenant written notice of Landlord’s receipt of the 414 Offer (“Landlord’s Notice”) and the relevant terms and conditions of the 414 Offer. If Tenant elects to exercise its right of first refusal, Tenant must give Landlord written notice of such election within six (6) business days after Tenant’s receipt of Landlord’s Notice, however, if Suite 410 is vacant at the time Landlord gives Tenant notice of the 414 Offer, Tenant may only exercise its right of first refusal to lease Suite 414 if Tenant also agrees to lease Suite 410 on the same terms as contained in the 414 Offer. If Tenant fails to give written notice of Tenant’s exercise of its right to lease within said six (6) business day period, Tenant’s rights under this Section shall lapse with respect to Suite 414 and Landlord shall thereafter have the right to accept the 414 Offer and lease Suite 414 to the Prospect, without any further notice to or consent or act of Tenant.

(c)    Suite 416. During the term of this Lease, if Landlord receives an offer to lease Suite 416 (“416 Offer”) from a third party (“Prospect”) that is acceptable to Landlord, Landlord shall give Tenant written notice of Landlord’s receipt of the 416 Offer (“Landlord’s Notice”) and the relevant terms and conditions of the 416 Offer. If Tenant elects to exercise its right of first refusal, Tenant must give Landlord written notice of such election within six (6) business days after Tenant’s receipt of Landlord’s Notice, however, if Suite 410 and Suite 414 are vacant at the time Landlord gives Tenant notice of the 416 Offer or if Landlord is able to relocate any tenant then occupying either Suite 410 or Suite 414, Tenant may only exercise its right of first refusal to lease Suite 416 if Tenant also agrees to lease Suite 410 and Suite 414 on the same terms as contained in the 416 Offer. If Tenant fails to give written notice of Tenant’s exercise of its right to lease within said six (6) business day period, Tenant’s rights under this Section shall lapse with respect to Suite 416 and Landlord shall thereafter have the right to accept the 416 Offer and lease Suite 416 to the Prospect, without any further notice to or consent or act of Tenant.

(d)    Lease or Amendment. If Tenant gives Landlord written notice in accordance with subparagraph (a), (b) or (c), as applicable, Tenant must then execute and deliver either a separate lease agreement for the applicable suite or suites or an amendment to this Lease adding the applicable suite or suites to the Leased Premises, which lease or amendment must be signed and delivered by Tenant no later than thirty (30) days after Tenant’s written notice to Landlord. The lease or amendment must contain same terms and conditions contained in the applicable Offer, provided however that Landlord shall not be required to pay any brokerage commission to any party representing Tenant in connection with an exercise of the Tenant’s right of first refusal.

(e)    Failure to Exercise. Notwithstanding anything herein to the contrary, if Tenant fails or elects not to deliver written notice to Landlord in accordance with subparagraph (a), (b) or (c) as applicable, or otherwise fails to comply with all of the stated conditions contained herein, Tenant’s right of first refusal to lease the applicable suite or suites shall thereafter be null and void and Landlord shall have the right to lease to the Prospect or subsequently lease the applicable suite or suites to any other third party without further notice to Tenant.

11.          Representations: The undersigned hereby warrants and represents to Landlord that (a) the name and title of the person signing this Fourth Amendment on behalf of the Tenant are accurately stated below, (b) the undersigned is a duly appointed and acting representative of the Tenant with full power and authority to execute and deliver this Fourth Amendment, and (c) upon full execution, this Fourth Amendment will constitute the legal, valid and binding obligations of the Tenant, enforceable in accordance with its terms.

12.          Ratification: Except as specifically amended by this Fourth Amendment, the Lease remains in full force and effect and is hereby ratified by the parties. Tenant has accepted possession of and occupies the Existing Leased Premises under the Lease and, except as stated in this Fourth Amendment, any improvements required by the terms of the Lease to be made by the Landlord have been completed and accepted by Tenant and Tenant agrees that, as of the Effective Date of this Fourth Amendment, Landlord is not in default in the performance of any of Landlord’s obligations under the Lease.

13.          Counterparts/Electronic Signature: To facilitate execution, this Fourth Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Additionally, for purposes of facilitating the execution and delivery of this Fourth Amendment the parties hereto covenant and agree that: (a) the signature pages taken from separate individually executed counterparts of this Fourth Amendment may be combined to form multiple fully-executed counterparts; and (b) a telecopy or electronic delivery of a party’s signature on an original or any copy of this Fourth Amendment via fax machine or over the internet shall be deemed to be the delivery of the original signature of such party. All executed counterparts of this Fourth Amendment shall be deemed to be originals, but all such counterparts, taken together or collectively, shall constitute one and the same agreement.

[signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned has caused this Fourth Amendment to Lease Agreement to be executed the day and year first above written.

LANDLORD	KRAUS-ANDERSON, INCORPORATED a Minnesota corporation

	By:	/s/ Philip F. Boelter
	Name:	Philip F. Boelter
	Its:	Executive Vice President

[Landlord’s signature page to Fourth Amendment to Lease Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Fourth Amendment to Lease Agreement to be executed the day and year first above written.

TENANT	IMRICOR MEDICAL SYSTEMS, INC. a Delaware corporation

	By:	/s/ Gregg Stenzel
	Name:	Gregg Stenzel
	Its:	Chief Operating Officer

[Tenant’s signature page to Fourth Amendment to Lease Agreement]

EXHIBIT A

[Depiction of Existing Leased Premises and Expansion Space]